Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. on Form S-3 (No. 333-220312) and Form S-8 (Nos. 333-87153, 033-88826, 333-89308, 333-123712, 333-172127, 333-197028, 333-226799, 333-236958 and 333-252159) of our reports dated October 14, 2022, on our audits of the financial statements and financial statement schedule as of July 31, 2022 and 2021 and for each of the years in the three-year period ended July 31, 2022, and the effectiveness of Enzo Biochem, Inc.’s internal control over financial reporting as of July 31, 2022, which reports are included in this Annual Report on Form 10-K to be filed on or about October 14, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

October 14, 2022